Exhibit 99.1

New York Community Bancorp, Inc. Reports a 30% Increase in 1st Quarter
    2004 Diluted Earnings Per Share and a 48% Rise in Diluted Cash
                        Earnings Per Share (1)

    WESTBURY, N.Y.--(BUSINESS WIRE)--April 21, 2004--

    Management Maintains Full-Year Diluted EPS Estimates at $2.17 - $2.20; Board Raises Quarterly Cash Dividend 19% to $0.25, or $1.00
Annualized, and Authorizes an Additional Five Million-Share Repurchase

    First Quarter 2004 Highlights

    -- Multi-family loans grew at an annualized rate of 23%, to $7.8 billion

    -- Loan originations totaled $1.1 billion, a new first quarter record

    --  The pipeline currently exceeds $1.7 billion

    -- Net interest income rose 24% linked-quarter and 97% year-over-year ("Y-O-Y") to $213.5 million

    -- Net interest margin was 4.00%, up 16 basis points linked-quarter

    -- Interest rate spread equaled 3.93%, up 13 basis points linked-quarter

    --  Industry-leading efficiency ratio improved to 18.70%

    -- Net income exceeded expectations, growing 93% Y-O-Y and 16% linked-quarter to $130.0 million

    --  Cash earnings grew 122% Y-O-Y and 13% linked-quarter to $160.6 million(1)

    --  Cash ROA and ROE equaled 2.62% and 19.66%(1)

    New York Community Bancorp, Inc. (NYSE: NYB) today reported first quarter 2004 earnings of $130.0 million, up 93.0% from $67.4 million in the first quarter of 2003. While the 2004 GAAP amount was in excess of the Company's expectations, its cash earnings exceeded its expectations even more significantly. The Company reported an $88.3 million, or 122.1%, rise in first quarter 2004 cash earnings to $160.6 million; its cash earnings thus contributed $30.5 million, or 23.5%, more to tangible capital than its comparable GAAP earnings alone. On a basic per-share basis, the Company's GAAP and cash earnings rose 35.1% and 55.0%, respectively, to $0.50 and $0.62.(1)(2)
    While earnings growth, capital growth, and loan growth were all stronger in the quarter, the Company also recorded an increase in common stock equivalents and an increase in shares issued in connection with its stock-related benefit plans. As a result, the Company's diluted earnings per share reflected a higher share count than its basic earnings, but still resulted, as it had expected, in GAAP and cash earnings of $0.48 and $0.59 per diluted share. While the Street's consensus share count was substantially below the 273.3 million actually factored into the first quarter diluted per-share calculation, the Company is reiterating its diluted GAAP earnings per share projections of $2.17 to $2.20 for the full year.

    Capital, Net Income, and Loan Growth Exceed Expectations

    Commenting on the Company's first quarter 2004 earnings, President and Chief Executive Officer Joseph R. Ficalora stated, "We are very pleased with our first quarter 2004 performance, which speaks well for our prospects in 2004. Having increased our tangible equity nearly 60%, our net income exceeded our expectations, and was up 16% linked-quarter and 93% year-over-year. In addition, our multi-family loan portfolio grew at an annualized rate that exceeded our original projection of 20%. The increase reflects the record volume of loans produced in our first full quarter as a combined institution with Roslyn Bancorp; loan originations totaled $1.1 billion, exceeding last year's record first quarter volume by $300 million, representing an increase of 39%. I'm also pleased to report that there are $1.7 billion of loans in our current pipeline, with multi-family loans accounting for 80% of that amount.

    Linked-quarter Expansion of Spread and Margin

    "Another highlight of our first quarter performance was the substantial linked-quarter increase in our spread and margin to 3.93% and 4.00%. Clearly, these measures rank among the best in the nation, and will provide a significant cushion in the event that market interest rates do, in fact, rise in the months ahead. The linked-quarter expansion reflects the full-quarter benefit of our post-merger balance sheet restructuring, which is in its initial stages, and the production of $3.0 billion of loans over the last six months," Mr. Ficalora said.

    Efficiency Ratio Improves to 18.70%

    "Yet another contributing factor to our first quarter performance was the improvement in our efficiency ratio to 18.70%," Mr. Ficalora commented. "On a stand-alone basis, New York Community and Roslyn were among the most efficient thrifts in the nation; it stands to reason that the combination would create an even more cost-effective entity. The successful integration of our computer systems was another gratifying achievement, along with the post-merger rebranding of our branches in Brooklyn, Queens, and Long Island, which reaffirmed the strength of our focus on community identity."

    2004 Diluted EPS Estimates Range from $2.17 to $2.20

    "Based on the strength of our first quarter 2004 results and our current pipeline, we are maintaining our full-year earnings guidance in the range of $2.17 to $2.20 per diluted share," Mr. Ficalora said. "At the low end of the range, we're suggesting a 33% year-over-year increase; at the high end, we're projecting an increase of 35%. Furthermore, the current range suggests that the Roslyn merger will be 25% to 27% accretive to earnings, a significant increase from our original projection of 10%.

    Board Raises Dividend; Authorizes Another Five Million-Share
Repurchase

    "Based on the strength of our performance to date, and our full-year prospects, we raised our quarterly cash dividend for the sixth consecutive quarter at last night's meeting of the Board," Mr. Ficalora reported. "The current increase boosts our dividend to $0.25 per share, signifying a linked-quarter increase of 19%. This amount represents a 3.5% yield, based on our closing price last evening, and a 122% increase in the quarterly cash dividend since the fourth quarter of 2002. The dividend will be paid on May 17, 2004 to shareholders of record as of the close of business on May 3, 2004.
    "We are today, as we always have been, a solid financial institution, with an unparalleled record of earnings growth, a dominant niche in our market, and stellar records of asset quality and efficiency. Accordingly, we have always believed that our shares represent a sound investment. Since 1994, the Company has repurchased approximately 91 million shares at an approximate cost of $902 million; we are very much prepared to continue in this vein," Mr. Ficalora stated. "Last night, the Board authorized an additional five million-share repurchase, to begin upon completion of the share repurchase authorization that is currently in effect.
    "As in the past, these actions reflect our focus on shareholder value and the significant fundamental strength of New York Community Bancorp," Mr. Ficalora said.

    First Quarter 2004 Earnings Summary

    Net Interest Income

    The Company recorded net interest income of $213.5 million in the current first quarter, up $105.2 million, or 97.2%, from the first quarter 2003 amount. The increase was the result of a $129.3 million, or 77.6%, rise in interest income to $295.8 million, which more than offset a $24.1 million, or 41.3%, rise in interest expense to $82.3 million.
    In addition to the infusion of Roslyn's interest-earning assets, the year-over-year increase in interest income was attributable to the high volume of loans produced organically over the course of the last four quarters, and the leveraged growth of the securities portfolio during the same time. The result was a $10.8 billion, or 102.8%, rise in average interest-earning assets to $21.4 billion, tempered by a 79-basis point decline in the average yield to 5.54%. The lower yield was a function of the interest rate environment; on a linked-quarter basis, the yield declined a more modest six basis points.
    The growth in net interest income was also supported by a year-over-year reduction in the Company's cost of funds. While the average balance of interest-bearing liabilities grew $10.5 billion, or 105.6%, to $20.4 billion, the increase was largely offset by a 74-basis point decline in the average cost to 1.61%. Down 19 basis points on a linked-quarter basis, the lower cost was attributable to a combination of factors, including the generally low level of market interest rates over the past four quarters, and a continuing shift in the mix of deposits favoring lower cost core deposit accounts.
    While the same combination of factors contributed to modest year-over-year reductions in the Company's interest rate spread and net interest margin, the linked-quarter comparisons reflect meaningful growth. At 3.93%, the Company's spread was 13 basis points wider than the linked-quarter measure; similarly, at 4.00%, the Company's margin exceeded the linked-quarter measure by 16 basis points.

    Other Operating Income

    The contribution to earnings growth that stemmed from the year-over-year rise in net interest income was complemented by a 41.8% increase in other operating income from $26.4 million to $37.5 million. The increase stemmed from a $2.1 million, or 18.1%, rise in fee income to $13.7 million; a $3.5 million, or 53.3%, rise in net securities gains to $9.9 million; and a $5.5 million, or 65.9%, increase in other income to $13.8 million.
    While the increase in fee income was tempered by a year-over-year reduction in prepayment penalties associated with multi-family lending, the other line-item increases were more significant. The growth in net securities gains reflects the continued restructuring of the balance sheet and the opportunistic sale of securities over the course of the quarter. The rise in other income reflects an increase in revenues from four primary sources, including joint venture income of $1.5 million; a $706,000, or 45.2%, increase in revenues from the Company's investment advisory firm subsidiary to $2.3 million; a $778,000, or 35.4%, increase in revenues from the sale of third-party investment products to $3.0 million; and a $2.0 million, or 64.0%, increase in income from the Company's investment in Bank-owned Life Insurance to $5.2 million.

    Non-interest Expense

    The Company recorded non-interest expense of $49.8 million in the current first quarter, as compared to $35.4 million in the year-earlier three months. Operating expenses represented $46.9 million and $33.9 million, respectively, of the first quarter 2004 and 2003 totals, and 0.76% and 1.13% of average assets in the respective periods. The increase in operating expenses was primarily merger-driven, as the Company increased its number of banking offices from 110 to 140, and augmented its staff to meet the needs of a $26.5 billion bank. Accordingly, compensation and benefits rose $6.6 million, or 35.1%, year-over-year to $25.3 million, while occupancy and equipment expense rose $3.5 million, or 57.0%, to $9.5 million. At the same time, general and administrative expense rose $3.0 million, or 39.0%, to $10.6 million; at $1.5 million, other expenses were virtually flat.
    The Company's efficiency ratio improved to 18.70% in the current first quarter, an indication of the more significant rise in total revenues (defined as net interest income and other operating income, combined). The first quarter 2004 ratio was 649 basis points below the year-earlier measure, and 325 basis points below the core efficiency ratio recorded in the fourth quarter of 2003. (3)
    The amortization of core deposit intangibles ("CDI") accounted for the remaining $2.9 million of non-interest expense in the current first quarter and the remaining $1.5 million in the first quarter of 2003. The increase in CDI amortization reflects the addition of the CDI stemming from the Roslyn merger to the CDI stemming from the Company's merger with Richmond County Financial Corp. ("Richmond County") on July 31, 2001.

    Income Tax Expense

    Income tax expense totaled $71.2 million in the current first quarter, up $39.2 million from the year-earlier amount. The increase reflects a $101.9 million, or 102.6%, rise in pre-tax income to $201.2 million, and a 10.0% rise in the effective tax rate to 35.4%.

    Balance Sheet Summary

    In the first quarter of 2004, the Company continued to demonstrate its capacity for asset generation by producing a record level of first quarter loan originations. At March 31, 2004, the balance sheet reflected the first full quarter of operation as a combined institution pursuant to the Roslyn merger, and the initial stages of the strategic post-merger restructuring. Assets totaled $26.5 billion at the close of the current first quarter, signifying a $3.1 billion, or 13.0%, increase from the balance recorded at December 31, 2003.

    Loans

    The Company originated loans totaling $1.1 billion in the current first quarter, exceeding the year-earlier total by $299.6 million, or 38.9%. At the close of the quarter, the Company recorded total loans of $10.9 billion, up $418.7 million from the balance recorded at year-end 2003. The expected weighted average life of the portfolio at March 31, 2004 was 3.3 years.
    Multi-family loans represented $706.1 million, or 65.9%, of first quarter 2004 loan originations and $7.8 billion, or 71.4% of total loans, at March 31, 2004. The quarter-end balance was $428.1 million higher than the year-end 2003 balance, signifying an annualized growth rate in excess of 23%. At March 31, 2004, the average multi-family loan in the portfolio had a loan-to-value ratio of 57.4% and a principal balance of $2.5 million. The portfolio had an expected weighted average life of 3.3 years at that date.
    Commercial real estate loans represented $166.7 million, or 15.6%, of year-to-date originations, and $1.6 billion, or 14.5%, of total loans at March 31, 2004. The quarter-end balance was up $133.7 million, or 9.3%, from the balance recorded at December 31, 2003. Construction and development loans represented $144.2 million, or 13.5%, of year-to-date originations and $737.1 million, or 6.8%, of total loans at quarter's end. The quarter-end balance was up $93.6 million, or 14.5%, from the balance recorded at December 31st. One of the many benefits of the Roslyn merger was the addition of Roslyn's expertise in residential subdivision construction lending; the increase in construction loans primarily reflects the origination of such loans.
    While the Company retains the multi-family, commercial real estate, and construction and development loans it produces, it originates one-to-four family and consumer loans on a conduit basis only, and sells them to a third party within ten business days of closing. The loans in these portfolios have primarily been acquired through merger transactions or were originated by the Company before December 1, 2000, when it adopted its conduit policy. At March 31, 2004, the portfolio of one-to-four family loans totaled $672.1 million, representing a $58.9 million, or 8.1%, reduction from the total recorded at December 31, 2003. At the same time, the portfolio of other loans declined $177.7 million, or 57.0%, to $133.9 million. While the reduction in one-to-four family loans was entirely attributable to repayments, the reduction in other loans reflects both repayments and the sale of $129.9 million of home equity loans during the first quarter of 2004.
    At April 20, 2004, the Company had a pipeline of $1.7 billion; of this amount, 80% were multi-family loans. Despite the one-time sale of home equity loans, the Company is on track to grow its total loans outstanding by 20% over the course of the year.

    Asset Quality

    Notwithstanding the significant level of loan growth achieved over the past four quarters, the Company maintained its record of asset quality in the first quarter of 2004. At March 31st, non-performing assets totaled $29.9 million, down 13.2% from $34.4 million at December 31, 2003. The March 31, 2004 amount was equivalent to 0.11% of total assets, a four-basis point improvement from the ratio at year-end.
    The improvement in non-performing assets reflected a $4.7 million, or 13.6%, reduction in non-performing loans to $28.1 million, representing 0.27% of loans, net, down six basis points from the ratio at December 31st. At the same time, the Company recorded a $129,000 increase in other real estate owned to $221,000, reflecting the addition of a single residential property, which is currently in the process of being readied for sale. Consistent with its record over the preceding thirty-seven quarters, the Company recorded no net charge-offs against the loan loss allowance in the first quarter of 2004.
    Reflecting the exceptional quality of the Company's assets, the provision for loan losses was suspended in the current first quarter, consistent with the Company's practice since the third quarter of 1995. In the absence of any net charge-offs or provisions for loan losses, the loan loss allowance totaled $78.3 million, consistent with the December 31, 2003 balance, and represented 263.79% of non-performing loans and 0.72% of loans, net, at March 31, 2004.

    Securities

    In the first quarter of 2004, the Company leveraged the proceeds of a follow-on common stock offering into mortgage-backed and -related securities at favorable spreads, another step in the process of restructuring the balance sheet. As a result, total securities rose $2.6 billion from the level recorded at year-end 2003 to $12.1 billion at March 31, 2004. The securities acquired are expected to provide cash flows for loan portfolio growth in a changing rate environment, as the restructuring of the balance sheet progresses in the quarters ahead.
    Mortgage-backed and -related securities accounted for $9.5 billion, or 78.0%, of total securities at the close of the current first quarter, including $7.5 billion that were classified as available for sale. Held-to-maturity mortgage-backed and -related securities totaled $1.9 billion, representing a decrease of $115.5 million since December 31, 2003. At March 31, 2004, the expected weighted average life of the mortgage-backed and -related securities portfolio was 3.3 years.
    Investment securities accounted for the remaining $2.7 billion of total securities at March 31, 2004, up from $2.0 billion at December 31, 2003. Included in the quarter-end amount were available-for-sale securities totaling $763.4 million, representing a $12.2 million reduction, and held-to-maturity securities totaling $1.9 billion, representing a $719.4 million increase. The majority of the Company's available-for-sale investment securities consisted of trust preferred securities totaling $419.8 million and corporate bonds totaling $144.8 million. The majority of the held-to-maturity portfolio consisted of U.S. Government agency obligations totaling $1.4 billion.

    Funding Sources

    At March 31, 2004, the balance of core deposits totaled $6.1 billion, up $173.8 million from the balance at December 31, 2003. During this time, the concentration of core deposit accounts increased to 61.2% of total deposits from 57.8% of the total recorded at year-end. While savings accounts declined $89.3 million to $2.9 billion, NOW and money market accounts rose $252.5 million to $2.6 billion and non-interest-bearing accounts rose $10.7 million to $730.9 million.
    Consistent with management's practice of de-emphasizing "hot money" deposits, and transitioning maturing CDs into non-depository third-party investments, the balance of CDs declined $475.8 million to $3.9 billion at March 31, 2004. The concentration of CDs thus declined to 38.8% of total deposits from 42.2% at December 31, 2003.
    Reflecting the reinstatement of the Company's leveraged growth strategy in connection with the follow-on offering, borrowings rose $2.7 billion from the end of December to $12.7 billion at March 31, 2004. Repurchase agreements represented $9.3 billion, or 73.0%, of the quarter-end total, as compared to $6.7 billion, or 68.0%, at December 31, 2003. Included in the March 31, 2004 total were repurchase agreements with Wall Street brokerage firms totaling $7.8 billion and repurchase agreements with the Federal Home Loan Bank of New York ("FHLB-NY") totaling $1.5 billion.
    FHLB-NY advances represented $2.5 billion of borrowings at the close of the current first quarter, as compared to $2.4 billion at December 31, 2003. The remainder of the Company's borrowings at March 31, 2004 consisted of issued debt in the amount of $811.5 million, as compared to $794.9 million at year-end.

    Stockholders' Equity

    Stockholders' equity totaled $3.4 billion at the close of the current first quarter, up $527.9 million, or 18.4%, from the balance recorded at December 31, 2003. The March 31, 2004 amount was equivalent to 12.8% of total assets and a book value of $12.77 per share. The increase in stockholders' equity was primarily due to the issuance of 13.5 million shares in the follow-on offering of common stock that closed on January 30th and generated net proceeds of $399.5 million for the Company. In addition, the increase in stockholders' equity reflects first quarter 2004 net income of $130.0 million and additional cash contributions to tangible stockholders' equity totaling $30.5 million.(1)
    At the same time, the Company's tangible stockholders' equity rose 59.5% to $1.4 billion from $851.3 million at December 31, 2003. The March 31, 2004 amount was equivalent to 5.55% of tangible assets, up 158 basis points from the measure recorded at year-end 2003.
    During the quarter, the Company allocated $55.8 million toward dividend distributions and $69.5 million toward the repurchase of 2,144,374 Company shares. At March 31, 2004, the Company had 3,820,167 shares available for repurchase under the Board of Directors' five million-share repurchase authorization, which was announced on February 26, 2004.

    New York Community Bancorp, Inc. is the $26.5 billion holding company for New York Community Bank and the third largest thrift in the nation, based on current market capitalization. The Bank serves its customers through a network of 140 banking offices in New York City, Long Island, Westchester County, and New Jersey, and operates through seven divisions: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, CFS Bank, First Savings Bank of New Jersey, and Ironbound Bank. In addition to operating the largest supermarket banking franchise in the New York metro region, with 52 in-store branches, the Bank is one of the leading producers of multi-family mortgage loans in New York City. Additional information about the Company and its financial performance is available at www.myNYCB.com.

    Footnotes

    (1) Please see the discussion of cash earnings below and the reconciliation of cash and GAAP earnings that follows.
    (2) Per-share amounts for 2003 have been adjusted to reflect 4-for-3 stock splits on May 21, 2003 and February 17, 2004.
    (3) In the fourth quarter of 2003, the Company's efficiency ratio equaled 31.73%. To calculate its fourth quarter 2003 core efficiency ratio, the Company excluded a $37.6 million gain on the sale of its South Jersey Bank Division from other operating income and a $20.4 million merger-related charge from operating expenses.

    Cash Earnings

    Although cash earnings are not a measure of performance calculated in accordance with GAAP, the Company believes that cash earnings are an important measure because of their contribution to tangible stockholders' equity.
    The Company calculates cash earnings by adding back to net income certain items that have been charged against earnings, net of income taxes, but have been added back to tangible stockholders' equity. These items fall into three primary categories: expenses related to the amortization and appreciation of shares held in the Company's Employee Stock Ownership Plan ("ESOP"); the associated tax benefits; and the amortization of the CDI stemming from the Company's mergers with Roslyn and Richmond County on October 31, 2003 and July 31, 2001, respectively. Unlike other expenses incurred by the Company, the aforementioned charges do not reduce the Company's tangible stockholders' equity.
    For this reason, the Company believes that cash earnings are useful to investors seeking to evaluate its operating performance and to compare its performance with other companies in the banking industry that also report cash earnings. Cash earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data prepared in accordance with GAAP. Moreover, the manner in which the Company calculates cash earnings may differ from that of other companies reporting measures with similar names.
    Following is a reconciliation of the Company's GAAP and cash earnings for the three months ended March 31, 2004 and 2003:

                                                        For the
                                                  Three Months Ended
                                                       March 31,
                                                 ---------------------
                                                    2004       2003
                                                 ---------- ----------
Net income                                       $130,023    $67,368
Additional contributions to tangible
 stockholders' equity:
   Amortization and appreciation of shares held
    in stock-related benefit plan                   3,290      1,711
   Associated tax benefits                         23,315        807
   Dividends on unallocated ESOP shares             1,064        901
   Amortization of core deposit intangibles         2,860      1,500
                                                  ---------   --------
Total additional contributions to tangible
 stockholders' equity                              30,529      4,919
                                                  ---------   --------
Cash earnings                                    $160,552    $72,287
                                                  =========   ========
Basic cash earnings per share (1)                   $0.62      $0.40
                                                  =========   ========
Diluted cash earnings per share (1)                 $0.59      $0.40
                                                  =========   ========

CASH EARNINGS DATA:
Cash return on average assets                        2.62 %     2.40 %
Cash return on average stockholders'
 equity                                             19.66      21.69
Cash efficiency ratio                               17.39      23.92

(1) Per-share amounts for the three months ended March 31, 2003 have been adjusted to reflect 4-for-3 stock splits on February 17, 2004 and May 21, 2003.

    Post-earnings Conference Call

    The Company will host a conference call on April 21, 2004 at 10:00 a.m. (ET) to discuss the highlights of its first quarter 2004 earnings release and its current diluted earnings per share projections for the full year. The conference call may be accessed by phoning 800-299-0433 (for domestic calls) or 617-801-9712 (for international calls) and providing the following passcode: 61129298. Alternatively, the conference call may be accessed by visiting the Company's web site, www.myNYCB.com, clicking on "Investor Relations," and following the prompts. The web cast will be archived at the Company's web site approximately two hours following completion of the call through 5:00 p.m. on April 30, 2004; the telephone replay will be available through midnight on April 28th. To access the replay, please call 888-286-8010 (for domestic calls) or 617-801-6888 (for international calls) and provide the following passcode: 62347702.

    Forward-looking Statements and Associated Risk Factors

    This release, and the associated conference call and web cast, like many written and oral communications presented by the Company and its authorized officials, may contain certain forward-looking statements regarding its prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of said safe harbor provisions.
    Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of the words "plan," "believe," "expect," "intend," "anticipate," "estimate," "project," or other similar expressions. The Company's ability to predict results or the actual effects of its plans and strategies, including its merger with Roslyn Bancorp, is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.
    The following factors, among others, could cause the actual results of the merger to differ materially from the expectations stated in this release: the ability to successfully integrate the companies following the merger, including the retention of key personnel; the ability to effect the proposed balance sheet restructuring; the ability to fully realize the expected cost savings and revenues; and the ability to realize the expected cost savings and revenues on a timely basis. Additional factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in general economic conditions; interest rates, deposit flows, loan demand, real estate values, competition, and demand for financial services and loan, deposit, and investment products in the Company's local markets; changes in the quality or composition of the loan or investment portfolios; changes in accounting principles, policies, or guidelines; changes in legislation and regulation; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; war or terrorist activities; and other economic, competitive, governmental, regulatory, geopolitical, and technological factors affecting the Company's operations, pricing, and services. Specific factors that could cause future results to vary from current management expectations are detailed from time to time in the Company's SEC filings, which are available at the Company's web site, www.myNYCB.com.
    Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.


                   NEW YORK COMMUNITY BANCORP, INC.
                 CONSOLIDATED STATEMENTS OF CONDITION
                   (in thousands, except share data)

                                             March 31,   December 31,
                                               2004          2003
                                            (unaudited)
                                           ------------- -------------
Assets
Cash and due from banks                    $   167,119   $   285,904
Money market investments                         1,168         1,167
Securities held to maturity (estimated
 market value of $1,952,058 and
 $1,214,094, respectively)                   1,903,708     1,184,338
Mortgage-backed and -related securities
 held to maturity (estimated market value
 of $1,942,868 and $2,004,902,
 respectively)                               1,923,098     2,038,560
Securities available for sale                  763,424       775,657
Mortgage-backed and -related securities
 available for sale                          7,529,234     5,501,377
Federal Home Loan Bank of New York stock,
 at cost                                       193,469       170,915
Mortgage loans:
   Multi-family                              7,797,260     7,369,178
   Commercial real estate                    1,578,761     1,445,048
   1-4 family                                  672,077       730,963
   Construction                                737,102       643,548
                                           ------------- -------------
Total mortgage loans                        10,785,200    10,188,737
Other loans                                    133,913       311,634
Less: Allowance for loan losses                (78,293)      (78,293)
                                           ------------- -------------
Loans, net                                  10,840,820    10,422,078
Premises and equipment, net                    153,464       152,584
Goodwill                                     1,942,752     1,918,353
Core deposit intangibles                        96,133        98,993
Deferred tax asset, net                        214,419       256,920
Other assets                                   765,648       634,491
                                           ------------- -------------
Total assets                               $26,494,456   $23,441,337
                                           ============= =============

Liabilities and Stockholders' Equity
Deposits:
   NOW and money market accounts           $ 2,552,727   $ 2,300,221
   Savings accounts                          2,857,724     2,947,044
   Certificates of deposit                   3,885,816     4,361,638
   Non-interest-bearing accounts               730,860       720,203
                                           ------------- -------------
Total deposits                              10,027,127    10,329,106
                                           ------------- -------------
Official checks outstanding                     44,813        78,124
Borrowed funds:
   Junior subordinated deferrable interest
    debentures held by trusts that issued
    guaranteed capital debt securities         445,888            --
   Borrowings                               12,234,575     9,931,013
                                           ------------- -------------
Total borrowed funds                        12,680,463     9,931,013
Mortgagors' escrow                              89,789        31,240
Other liabilities                              255,728       203,197
                                           ------------- -------------
Total liabilities                           23,097,920    20,572,680
                                           ------------- -------------
Stockholders' equity:
   Preferred stock at par $0.01 (5,000,000
    shares authorized; none issued)                 --            --
   Common stock at par $0.01 (600,000,000
    shares authorized; 273,396,452 and
    259,915,509 shares issued,
    respectively; 270,889,752 and
    256,649,073 shares outstanding,
    respectively) (1)                            2,734         1,949
   Paid-in capital in excess of par          3,001,157     2,565,620
   Retained earnings (substantially
    restricted)                                442,383       434,577
   Less: Treasury stock (2,506,700 and
          3,266,436 shares, respectively) (1)  (61,505)      (79,745)
         Unallocated common stock held by
          ESOP                                 (15,627)      (15,950)
         Common stock held by SERP              (3,113)       (3,113)
         Unearned common stock held by
          RRPs                                      --           (41)
   Accumulated other comprehensive income
    (loss), net of tax                          30,507       (34,640)
                                           ------------- -------------
Total stockholders' equity                   3,396,536     2,868,657
                                           ------------- -------------
Total liabilities and stockholders' equity $26,494,456   $23,441,337
                                           ============= =============

(1) Share amounts for 2003 have been adjusted to reflect a 4-for-3 stock split on February 17, 2004.


                   NEW YORK COMMUNITY BANCORP, INC.
                   CONSOLIDATED STATEMENTS OF INCOME
                 (in thousands, except per share data)
                              (unaudited)

                                                      For the
                                                Three Months Ended
                                                     March 31,
                                             -------------------------
                                                   2004        2003
                                             -------------   ---------
Interest Income:
    Mortgage and other loans                     $156,199    $103,256
    Securities                                     34,031      18,610
    Mortgage-backed and -related
     securities                                   105,384      44,425
    Money market investments                          234         283
                                               ------------   --------
Total interest income                             295,848     166,574
                                               ------------   --------

Interest Expense:
    NOW and money market accounts                   6,864       3,786
    Savings accounts                                4,097       4,175
    Certificates of deposit                         7,268      10,777
    Borrowed funds                                 64,059      39,536
    Mortgagors' escrow                                 44          --
                                               ------------   --------
Total interest expense                             82,332      58,274
                                               ------------   --------
        Net interest income                       213,516     108,300
Provision for loan losses                              --          --
                                               ------------   --------
        Net interest income after
         provision for loan losses                213,516     108,300
                                               ------------   --------

Other Operating Income:
    Fee income                                     13,745      11,639
    Net securities gains                            9,944       6,485
    Other                                          13,803       8,318
                                               ------------   --------
Total other operating income                       37,492      26,442
                                               ------------   --------

Non-interest Expense:
Operating expenses:
    Compensation and benefits                      25,296      18,726
    Occupancy and equipment                         9,537       6,076
    General and administrative                     10,605       7,630
    Other                                           1,505       1,507
                                               ------------   --------
Total operating expenses                           46,943      33,939
    Amortization of core deposit
     intangibles                                    2,860       1,500
                                               ------------   --------
Total non-interest expense                         49,803      35,439
                                               ------------   --------
Income before income taxes                        201,205      99,303
Income tax expense                                 71,182      31,935
                                               ------------   --------
         Net Income                              $130,023    $ 67,368
                                               ============   ========

         Basic earnings per share (1)               $0.50       $0.37
                                               ============   ========
         Diluted earnings per share (1)             $0.48       $0.37
                                               ============   ========

(1) Per-share amounts for the three months ended March 31, 2003 have been adjusted to reflect 4-for-3 stock splits on February 17, 2004 and May 21, 2003.


                   NEW YORK COMMUNITY BANCORP, INC.
                     NET INTEREST INCOME ANALYSIS
                        (dollars in thousands)
                              (unaudited)

                                       Three Months Ended March 31,
                                      --------------------------------
                                                   2004
                                      -------------------------------
                                                              Average
                                       Average                Yield/
                                       Balance     Interest    Cost
                                     ------------  ---------  -------

Assets:
 Interest-earning assets:
  Mortgage and other loans, net      $10,449,600   $156,199    5.98%
  Securities                           2,529,503     34,031    5.38
  Mortgage-backed securities           8,322,228    105,384    5.07
  Money market investments                63,983        234    1.46
                                      -----------   --------  -------
 Total interest-earning assets        21,365,314    295,848    5.54
 Non-interest-earning assets           3,190,781
                                      -----------
 Total assets                        $24,556,095
                                      ===========
Liabilities and Stockholders' Equity:
 Interest-bearing deposits:
  NOW and money market accounts      $ 2,385,502   $  6,864    1.15%
  Savings accounts                     2,866,805      4,097    0.57
  Certificates of deposit              4,095,138      7,268    0.71
  Mortgagors' escrow                      61,966         44    0.28
                                      -----------   --------  -------
 Total interest-bearing deposits       9,409,411     18,273    0.78
  Borrowed funds                      11,017,598     64,059    2.33
                                      -----------   --------  -------
 Total interest-bearing liabilities   20,427,009     82,332    1.61
 Non-interest-bearing deposits           637,895
 Other liabilities                       224,362
                                      -----------
 Total liabilities                    21,289,266
 Stockholders' equity                  3,266,829
                                      -----------
Total liabilities and stockholders'
 equity                              $24,556,095
                                      ===========
 Net interest income/interest rate
  spread                                           $213,516    3.93%
                                                    ========  =======
 Net interest-earning assets/net
  interest margin                       $938,305               4.00%
                                      ===========             =======
 Ratio of interest-earning assets to
  interest-bearing liabilities                                 1.05x
                                                              =======

 Core deposits                        $5,890,202    $10,961    0.74%
                                      ===========   ========  =======


                                        Three Months Ended March 31,
                                       -------------------------------
                                                    2003
                                       -------------------------------
                                                               Average
                                        Average                Yield/
                                        Balance     Interest    Cost
                                      ------------  ---------  -------

Assets:
 Interest-earning assets:
  Mortgage and other loans, net      $ 5,539,543   $103,256    7.46%
  Securities                           1,127,774     18,610    6.60
  Mortgage-backed securities           3,823,870     44,425    4.65
  Money market investments                41,739        283    2.71
                                      -----------   --------  -------
 Total interest-earning assets        10,532,926    166,574    6.33
 Non-interest-earning assets           1,494,655
                                      -----------
 Total assets                        $12,027,581
                                      ===========
Liabilities and Stockholders' Equity:
 Interest-bearing deposits:
  NOW and money market accounts      $ 1,194,886   $  3,786    1.27%
  Savings accounts                     1,653,844      4,175    1.01
  Certificates of deposit              1,909,387     10,777    2.26
  Mortgagors' escrow                      33,039         --      --
                                      -----------   --------  -------
 Total interest-bearing deposits       4,791,156     18,738    1.56
  Borrowed funds                       5,143,143     39,536    3.07
                                      -----------   --------  -------
 Total interest-bearing liabilities    9,934,299     58,274    2.35
 Non-interest-bearing deposits           470,187
 Other liabilities                       290,149
                                      -----------
 Total liabilities                    10,694,635
 Stockholders' equity                  1,332,946
                                      -----------
Total liabilities and stockholders'
 equity                              $12,027,581
                                      ===========
 Net interest income/interest rate
  spread                                           $108,300    3.98%
                                                    ========  =======
 Net interest-earning assets/net
  interest margin                       $598,627               4.11%
                                      ===========             =======
 Ratio of interest-earning assets to
  interest-bearing liabilities                                 1.06x
                                                              =======

 Core deposits                        $3,318,917     $7,961    0.96%
                                      ===========   ========  =======


                   NEW YORK COMMUNITY BANCORP, INC.
                   CONSOLIDATED FINANCIAL HIGHLIGHTS
             (dollars in thousands, except per share data)
                              (unaudited)

                                                    For the
                                              Three Months Ended
                                                   March 31,
                                         -----------------------------
                                              2004           2003
                                          -------------  -------------
GAAP EARNINGS DATA:
Net income                                   $130,023        $67,368
Basic earnings per share (1)                     0.50           0.37
Diluted earnings per share (1)                   0.48           0.37
Return on average assets                         2.12%          2.24%
Return on average stockholders'
 equity                                         15.92          20.22
Return on average tangible
 stockholders' equity                           42.02          40.93
Operating expenses to average
 assets                                          0.76           1.13
Interest rate spread                             3.93           3.98
Net interest margin                              4.00           4.11
Efficiency ratio                                18.70          25.19
Shares used for basic EPS
 computation (1)                          260,665,050    179,735,392
Shares used for diluted EPS
 computation (1)                          273,265,204    182,375,431


                                          At March 31, At December 31,
                                         -------------- --------------
                                              2004           2003
                                          -------------  -------------
BALANCE SHEET DATA:
Book value per share (1)                       $12.77         $11.40
Stockholders' equity to total assets            12.82%         12.24%
Shares used for book value computation(1) 265,924,052    251,580,425
Total shares issued and outstanding (1)   270,889,752    256,649,073

ASSET QUALITY RATIOS:
Non-performing loans to loans, net               0.27%          0.33%
Non-performing assets to total assets            0.11           0.15
Allowance for loan losses to non-
 performing loans                              263.79         228.01
Allowance for loan losses to loans, net          0.72           0.75

(1) Share amounts for 2003 have been adjusted to reflect 4-for-3 stock splits on February 17, 2004 and May 21, 2003.

    CONTACT: New York Community Bancorp, Inc.
             Investor Relations:
             Ilene A. Angarola, 516-683-4420